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                                SCHEDULE 13G

                      UNDER THE SECURITIES ACT OF 1934


                                COACH, INC.
                              (Name of Issuer)

                        COMMON STOCK, PAR VALUE $.01
                       (Title of Class of Securities)

                                 189654104
                               (CUSIP Number)

                              OCTOBER 4, 2000
          (Date of Event Which Requires Filing of this Statement)

Check the appropriate box to designate the rule pursuant to which this
Schedule is filed:

     [ ]  Rule 13d-1(b)
     [ ]  Rule 13d-1(c)
     [X]  Rule 13d-1(d)

* The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).



CUSIP NO.  189754104                  13G
-----------------------------------------------------------------------------
  1    NAME OF REPORTING PERSON
       I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

       SARA LEE CORPORATION, 36-2089049
-----------------------------------------------------------------------------
  2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
       [  ] (a)
       [  ] (b)
-----------------------------------------------------------------------------
  3    SEC USE ONLY

-----------------------------------------------------------------------------
  4    CITIZENSHIP OR PLACE OF ORGANIZATION
       MARYLAND
-----------------------------------------------------------------------------
                        5     SOLE VOTING POWER
     NUMBER OF                35,026,333
       SHARES           -----------------------------------------------------
    BENEFICIALLY        6     SHARED VOTING POWER
      OWNED BY                0
        EACH            -----------------------------------------------------
     REPORTING          7     SOLE DISPOSITIVE POWER
       PERSON                 35,026,333
        WITH            -----------------------------------------------------
                        8     SHARED DISPOSITIVE POWER
                              0
-----------------------------------------------------------------------------
  9    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
       35,026,333
-----------------------------------------------------------------------------
  10 CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES [ ] Not applicable
-----------------------------------------------------------------------------
  11   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
       80.5%**
-----------------------------------------------------------------------------
  12   TYPE OF REPORTING PERSON
       CO
-----------------------------------------------------------------------------



Item 1(a).  Name of Issuer.

      Coach, Inc.

ITEM 1(b).  ADDRESS OF ISSUER'S PRINCIPAL EXECUTIVE OFFICES.

      516 West 34th Street
      New York, New York 10001

ITEM 2(a).  NAME OF PERSON FILING.

      Sara Lee Corporation

ITEM 2(b).  ADDRESS OF PRINCIPAL BUSINESS OFFICE OR, IF NONE, RESIDENCE.

      Three First National Plaza
      70 West Madison Street
      Chicago, Illinois  60602

ITEM 2(c).  CITIZENSHIP.

      Maryland

ITEM 2(d).  TITLE OF CLASS OF SECURITIES.

      Common Stock, $.01 par value

ITEM 2(e).  CUSIP NUMBER.

      189754104

ITEM 3. IF THIS STATEMENT IS FILED PURSUANT TO RULE 13d-1(b), OR 13d-2(b) OR (c), CHECK WHETHER THE PERSON FILING IS A:

           (a) [ ] BROKER OR DEALER REGISTERED UNDER SECTION 15 OF THE EXCHANGE ACT.

           (b)  [ ]  BANK AS DEFINED IN SECTION 3(a)(6) OF THE EXCHANGE ACT.

           (c) [ ] INSURANCE COMPANY AS DEFINED IN SECTION 3(a)(19) OF THE EXCHANGE ACT.

           (d) [ ] INVESTMENT COMPANY REGISTERED UNDER SECTION 8 OF THE INVESTMENT COMPANY ACT.

           (e) [ ] AN INVESTMENT ADVISER IN ACCORDANCE WITH RULE 13d-1(b)(1)(ii)(E).

           (f)  [ ] AN EMPLOYEE BENEFIT PLAN OR ENDOWMENT FUND IN
                  ACCORDANCE WITH RULE 13d-1(b)(1)(ii)(F).

           (g)  [ ] A PARENT HOLDING COMPANY OR CONTROL PERSON IN
                ACCORDANCE WITH RULE 13d-1(b)(1)(ii)(G).

           (h) [ ] A SAVINGS ASSOCIATION AS DEFINED IN SECTION 3(b) OF THE FEDERAL DEPOSIT INSURANCE ACT.

           (i) [ ] A CHURCH PLAN THAT IS EXCLUDED FROM THE DEFINITION OF AN INVESTMENT COMPANY UNDER SECTION 3(c)(14) OF THE INVESTMENT COMPANY ACT.

           (j)  [ ]  GROUP, IN ACCORDANCE WITH RULE 13d-1(b)(1)(ii)(J)


ITEM 4.  OWNERSHIP.

      Provide the following information regarding the aggregate number and percentage of the class of securities of the issuer identified in Item 1.

            (a)   Amount beneficially owned: 35,026,333

            (b)   Percent of class: 80.5%**

            (c)   Number of shares as to which such person has:

                  (i)   Sole power to vote or to direct the vote: 35,026,333

                  (ii)  Shared power to vote or to direct the vote: 0

                  (iii) Sole power to dispose or to direct the disposition
                        of:  35,026,333

                  (iv)  Shared power to dispose or to direct the disposition of:  0


ITEM 5.  OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS.

      Not applicable.

ITEM 6.  OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF ANOTHER PERSON.

      Not applicable.

ITEM 7. IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH ACQUIRED THE SECURITY BEING REPORTED ON BY THE PARENT HOLDING COMPANY.

      Not applicable.

ITEM 8.  IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE GROUP.

      Not applicable.

ITEM 9.  NOTICE OF DISSOLUTION OF GROUP.

      Not applicable.

ITEM 10.  CERTIFICATION.

      Not applicable.

**All calculations are based on 43,513,333 shares of Coach, Inc. Common Stock outstanding as of December 31, 2000.




                                 SIGNATURE

      AFTER REASONABLE INQUIRY AND TO THE BEST OF MY KNOWLEDGE AND BELIEF, I CERTIFY THAT THE INFORMATION SET FORTH IN THIS STATEMENT IS TRUE, COMPLETE AND CORRECT.


                                        February 12, 2001
                                        ----------------------------------
                                        DATE


                                        /s/ Ann E. Ziegler
                                        ----------------------------------
                                        ANN E. ZIEGLER, AS
                                        SENIOR VICE PRESIDENT OF SARA LEE
                                        CORPORATION